Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Wyeth of our report dated March 3, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Stockholders, which is incorporated by reference in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Information” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Florham Park, NJ
December 16, 2005